                                                               Exhibit 17(d)(12)

                    CAPITAL REALTY INVESTORS TAX EXEMPT FUND
                              LIMITED PARTNERSHIP,
                              SERIES I & SERIES 11
                  CAPITAL REALTY INVESTORS TAX EXEMPT FUND III
                              LIMITED PARTNERSHIP
                                c/o C.R.I., Inc.
                              11200 Rockville Pike
                           Rockville, Maryland 20852

                                                                October 29, 1996
Dear BAC Holder:

          We are pleased to inform you that nearly 70% of the proxies we have received through Friday, October 25, have been voted in favor of the proposed CRITEF-CAPREIT mergers. Unfortunately, the barrage of misinformation disseminated by Dominium in its self-serving effort to block the mergers appears to have confused some BAC Holders and may have caused them to withhold their votes. Accordingly, the CRITEF Funds have not yet received the approval of a majority of the outstanding BACS.

          In order to give investors more opportunity to vote their interests, the CRITEF Funds have postponed the scheduled meetings from Tuesday, October 29, to Friday, November 8, 1996. The November 8th meetings will be held at the Doubletree Hotel, 1750 Rockville Pike, Rockville, Maryland at 9:00 and 10:00 a.m. EST.

GENERAL PARTNERS' RECOMMENDATION

          The General Partners of the CRITEF Funds repeat their recommendations and urge each of you who have not voted to do so immediately. We wish to remind you:

 . YOU CAN REINVEST YOUR MERGER REDEMPTION PROCEEDS IN OTHER TAX EXEMPT BOND FUNDS that would generate a comparable or HIGHER tax-free yield, and also provide you with a much more liquid investment./1/

 . The proposed merger prices constitute a 26% TO 32% PREMIUM over the trading prices for the BACs prior to the announcement of the mergers.

 . Terminating the mergers would, in all likelihood, drive down the trading prices of the BACs significantly.

----------------------
/1/ The gross yields currently paid by the Funds, based on the merger prices, range from 7.6% for Series 1, 8.0% for Series II and 7.9% for CRITEF III. The current average annual gross yield of the following three comparable funds, based on 10/25/96 closing prices, is 8.24%; 1) America First Tax Exempt Mortgage Fund--current yield 8.31%, 2) America First Tax Exempt Mortgage Fund 2--current yield 8.7%, and 3) Summit Tax Exempt Bond Fund-- current yield 7.72%. Please consult your investment advisor before making any investment decision.

 . NO FIRM HIGHER BIDS FOR THE FUNDS HAVE BEEN RECEIVED FROM ANY PARTY, despite eight months of active solicitation by class counsel representing the BAC Holders.

 . A nationally-recognized independent investment banking firm has determined that the redemption prices offered to BAC Holders by CAPREIT are FAIR
      FROM A FINANCIAL POINT OF VIEW.

 . The Delaware Chancery Court approved the class action settlement concerning the mergers, finding it to be FAIR, REASONABLE AND IN THE BEST INTERESTS OF BAC HOLDERS.

 . An investor who purchased BACs at the original offering price generally will receive a material Federal income tax benefit in addition to the merger redemption price.

          These reasons strongly suggest that you should take advantage of the opportunity to sell at these premium prices.

DOMINIUM'S INTERESTS AND INTENT

          For weeks, Dominium has pelted you with distortions, misrepresentations and baseless allegations about the proposed mergers. Decide for yourself if Dominium speaks for you:

 . Dominium admits in its proxy statement that it only owns 300 BACS, which were only recently acquired. This represents an aggregate financial investment in the Funds of less than $4,500. The U.S. District Court for the Southern District of New York stated that Dominium "... MAY HAVE CREATED THE IMPRESSION IN SOME MINDS THAT DOMINIUM'S INTEREST WAS AS A FELLOW INVESTOR. YET DOMINIUM HAS NO MEANINGFUL OWNERSHIP INTEREST ..." Dominium must have some other motive.

 . Dominium claims the CRITEF BACs are worth "substantially more" than CAPREIT is offering, but Dominium itself proposed a price last July only about 3% higher than CAPREIT's offer to BAC Holders and could not even finance that amount. In its own proxy materials, DOMINIUM MISCALCULATES AND FALSELY OVERSTATES THE LIQUIDATION VALUES OF THE PROPERTIES BY MILLIONS OF DOLLARS. If Dominium's estimated values are correct, why has no other legitimate buyer made a higher offer for the Funds?

 . Dominium's OWN proxy materials clearly confirm: "Dominium is not presently pursuing financing, nor does it have any present plans to make a superior proposal."

 . As its own proxy statement further discloses, Dominium offered to withdraw its opposition to the proposed mergers for a $3.5 GREENMAIL PAYMENT FROM CAPREIT.

          Dominium deliberately circulated to BAC Holders in all Funds an unauthorized and flagrantly misleading quotation from a letter by brokerage firm, Miller and Schroeder Financial, Inc., for use by its brokers to certain BAC Holders of Series I only. The attached letter from Miller & Schroeder to the Funds shows that Dominium's use of its letter was wrongful and incomplete.

          The facts are straightforward. CAPREIT's proposal remains the ONLY FIRM OFFER the Funds have received in nearly 14 months, despite a great deal of publicity about the availability of the Funds and the active solicitation of other bidders by counsel representing the BAC Holders.

          Don't let Dominium's self-serving misrepresentations and distortions persuade you to give up the cash CAPREIT is offering. If you have not already voted, the General Partners urge you to vote in favor of the proposed mergers by signing and returning the enclosed white proxy cards. To make sure your vote is received in time, we encourage you to fax your proxy to (212) 929-0308, as well. Failure to vote constitutes an investment decision by you to reject the cash redemption price offered.

          If you have questions, please call MacKenzie Partners, our information and proxy agent, at 1-800-332-2885.

                         Very truly yours,

                         CRITEF ASSOCIATES LIMITED PARTNERSHIP and
                         CRITEF III ASSOCIATES LIMITED PARTNERSHIP,
                         General Partners
                         By:  C.R.I., Inc., their general partner

                         /s/ William B. Dockser     /s/ H. William Willoughby

                         William B. Dockser         H. William Willoughby
                         Chairman of the Board      President

        [LETTERHEAD OF MILLER & SCHROEDER FINANCIAL, INC. APPEARS HERE]



October 25, 1996

VIA FAX:  301-468-3150


Capital Realty Investors Tax Exempt Fund
 Limited Partnership
Capital Realty Investors Tax Exempt Fund III
 Limited Partnership
12000 Rockville Pike
Rockville, Maryland  20852

Gentlemen:

We have received a copy of a letter dated October 23, 1996, from Dominium Tax Exempt Fund L.L.P. to your BAC Holders. The Dominium letter contains a quotation attributed to Miller & Schroeder Financial, Inc. This will advise you that such quotation is unauthorized and incomplete.

First, Miller & Schroeder's letter does not purport to address both proposed mergers. It concerns only the CRITEF Series I properties. Second, Miller & Schroeder's letter was not sent in any general mailing to its customers. It was made available to Miller & Schroeder's brokers to use at each broker's discretion. Third, Miller & Schroeder's letter noted that no assurance can be given that a better offer will be received.

You may use and disseminate this letter.

Very truly yours,

MILLER & SCHROEDER FINANCIAL, INC.

/s/ Paul R. Ekholm

Paul R. Ekholm
Senior Vice President